UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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RESOURCE CAPITAL CORP.

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RESOURCE CAPITAL CORP.

712 Fifth Avenue        New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 3, 2015

To the Stockholders of RESOURCE CAPITAL CORP.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE CAPITAL CORP., a Maryland corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Wednesday, June 3, 2015, at 1:00 p.m. (the “Meeting”), for the following purposes:

1.	To elect the ten directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders in 2016.

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Resource Capital Corp. for the fiscal year ending December 31, 2015.

3.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on our books at the close of business on April 17, 2015, which we refer to as the record date, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at 712 Fifth Avenue, New York, New York 10019. The stock transfer books will not be closed.

By order of the Board of Directors,
Michael S. Yecies, Secretary
April 24, 2015

YOUR VOTE IS IMPORTANT

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 24, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders of record on our books at the close of business on April 17, 2015, the record date for the Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to www.voteproxy.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (have your Notice or proxy card in hand when you call);

•	Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	Vote in person at the Meeting.

If your shares are held in “street name,” meaning that they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2015: The proxy statement and our 2014 annual report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy.

RESOURCE CAPITAL CORP.

712 Fifth Avenue        New York, NY 10019

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 3, 2015

ABOUT THE MEETING

Solicitation of Proxies. This proxy statement and the accompanying proxy are furnished to stockholders of Resource Capital Corp. in connection with the solicitation by our Board of Directors, which we refer to as the Board, of proxies for use at the 2015 annual meeting of stockholders of Resource Capital Corp., which we refer to as the Meeting, to be held on June 3, 2015, at 1:00 p.m. at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date. In accordance with rules and regulations adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy via the internet, telephone or by mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 24, 2015.

Who Can Vote. Only holders of record of our common stock at the close of business on April 17, 2015 will be entitled to notice of and to vote at the Meeting. Each of the approximately 128,577,980 shares of our common stock issued and outstanding on that date is entitled to one vote on each matter that comes before the Meeting.

How to Vote — Proxy Instructions. If you are a holder of record of Resource Capital Corp. common stock, you may vote your shares over the Internet, by telephone, by using a traditional proxy card or in person at the Meeting. Refer to the Notice of Internet Availability of Proxy Materials or your proxy or voting instruction card to see which options are available to you and how to use them. Stockholders who hold their shares in “street name” will receive a Notice of Internet Availability of Proxy Materials from the institution that holds their shares and should follow the voting instructions given by that institution.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1); and you may further specify whether your shares should be voted for, against or whether you abstain on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

If you do not specify how you want to vote your shares on your proxy card, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, and your shares are not designated as broker non-votes, we will vote them “For” the election of all nominees for director as set forth in Proposal 1 below and “For” ratification of approval of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 as set forth in Proposal 2 below.

Broker Non-Votes. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Generally banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting. Proposal 1 described below is not considered a “routine” matter. Proposal 2 described below is considered a “routine” matter.

Revocation of Proxies. If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum. A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker non-votes and abstentions are counted as present at the Meeting for purposes of determining the existence of a quorum, but since they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter, except with respect to matters subject to New York Stock Exchange approval standards where abstentions are deemed to be votes cast for New York Stock Exchange, or NYSE, compliance purposes.

Required Vote. In order to be elected as a director in an election which is not a contested election, a nominee must receive a majority of all of the votes cast at the Meeting at which a quorum is present. Under our bylaws, the election described in Proposal 1, below, is not a contested election.

In order to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 as described in Proposal 2 below, the affirmative vote of the holders of at least a majority of the shares present in person or by proxy at the Meeting is required. The number of shares not voted for approval, broker non-votes and the number of abstention votes cast will be counted as votes against these proposals.

Other Business. We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs. We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold common stock directly. Requests should be addressed to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, Attention: Shareholder Services Department, or by calling 1-800-937-5449 (718-921-8200 for foreign stockholders). We will promptly furnish a separate copy of the proxy statement upon a written or oral request by a stockholder currently subject to householding.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 17, 2015, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of our present directors and director nominees, (c) each of our executive officers and (d) all of our named executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Executive officers and directors:(1)	Shares owned	Percentage
Walter T. Beach (3)(4)	488,768	*
Edward E. Cohen (2)(5)	600,053	*
Jonathan Z. Cohen (2)(5)	2,024,303	1.51%
Richard L. Fore (4)	35,900	*
William B. Hart (4)	57,119	*
Gary Ickowicz (4)	39,527	*
Steven J. Kessler (2)	150,000	*
Murray S. Levin (4)	55,619	*
P. Sherrill Neff (4)	28,402	*
Stephanie H. Wiggins (4)	11,417	*

Eldron C. Blackwell (2)	3,080	*
Jeffrey D. Blomstrom (2)	251,722	*
David E. Bloom (2)	322,351	*
Jeffrey F. Brotman (2)	292,725	*
David J. Bryant (2)	192,378	*
All executive officers and directors as a group (15 persons)	4,253,364	3.17%

Other owners of more than 5% of outstanding shares
Blackrock, Inc. (6)	10,440,487	7.78%
The Vanguard Group (7)	7,414,494	5.53%

*	Less than 1%.
(1)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 12th Floor, New York, New York 10019.
(2)	Includes unvested restricted stock as follows: Mr. Blackwell – 3,080 shares; Mr. Blomstrom – 146,772 shares; Mr. Bloom – 109,973 shares; Mr. Brotman – 158,592 shares; Mr. Bryant – 48,820 shares; Mr. E. Cohen – 16,978 shares; Mr. J. Cohen – 954,490 shares; and Mr. Kessler – 5,659 shares; all of these shares vest 33.3% per year. Each such person has the right to receive distributions on and vote, but not to transfer, all such shares.
(3)	Includes 427,833 shares purchased by Beach Asset Management, LLC, Beach Investment Counsel, Inc. and/or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal for themselves or accounts managed by them and for which Mr. Beach possesses investment and/or voting power. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, Pennsylvania 19428.
(4)	Includes (i) 8,583 shares of restricted stock issued to each of Messrs. Beach and Neff on March 10, 2015, which vest on March 10, 2016; (ii) 7,276 shares of restricted stock issued to Mr. Ickowicz on February 2, 2015, which vest on February 2, 2016; (iii) 7,510 shares of restricted stock issued to each of Messrs. Hart and Levin on March 10, 2015, which vest on March 10, 2016; (iv) 7,625 shares of restricted stock issued to Mr. Fore on March 12, 2015, which vest on March 12, 2016; and (v) 5,932 shares of restricted stock issued to Ms. Wiggins on June 6, 2014, which vest on June 6, 2015. Each non-employee director has the right to receive distributions on and vote, but not to transfer, such shares.

(5)	Includes 300,000 shares held by a private charitable foundation of which Messrs. E. Cohen and J. Cohen serve as co-trustees. Messrs. E. Cohen and J. Cohen disclaim beneficial ownership of these shares.
(6)	This information is based on Form 13G filed with the SEC on January 23, 2015. Blackrock, Inc.’s address is 55 East 52nd Street, New York, NY 10022.
(7)	This information is based on Form 13G filed with the SEC on February 10, 2015. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on our review of the reports received by us, we believe that, during fiscal 2014, our officers, directors and greater than ten percent stockholders complied with all applicable filings requirements.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of its Nominating and Governance Committee, has nominated Messrs. Walter T. Beach, Edward E. Cohen, Jonathan Z. Cohen, Richard L. Fore, William B. Hart, Gary Ickowicz, Steven J. Kessler, Murray S. Levin, P. Sherrill Neff and Ms. Stephanie H. Wiggins to serve as our directors until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The stockholders have the right to annually elect all ten director nominees to our Board.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Beach, E. Cohen, J. Cohen, Fore, Hart, Ickowicz, Kessler, Levin, Neff and Ms. Wiggins. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Nominating and Governance Committee of the Board may recommend in the place of such nominee. The Board of Directors recommends that stockholders vote “FOR” all of the nominees.

Information is set forth below regarding the principal occupation of each Board nominee. There are no family relationships among the nominees except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, a director and our former Chairman.

Nominees for Election

Walter T. Beach, age 48, has been a director since March 2005. Mr. Beach has been Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm where, beginning in 1994, he was responsible for the firm’s investment decisions for its principal equity product. Before that he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of The Bancorp, Inc., a publicly-traded (NASDAQ: TBBK) bank holding company, and its subsidiary bank, The Bancorp Bank, since 1999. Mr. Beach also served as a director of Institutional Financial Markets, Inc. and its predecessor, Cohen & Company, a publicly-traded (NYSE MKT: IFMI) financial services company specializing in credit related fixed income investments, from December 2009 to 2013.

Edward E. Cohen, age 76, has been a director since March 2005 and was our Chairman from March 2005 to November 2009. Mr. Cohen is Chairman of Resource America, the corporate parent of our Manager, a position he has held since 1990. He was Resource America’s Chief Executive Officer from 1988 to 2004 and its President from 2000 to 2003. He has been the Chief Executive Officer and President of Atlas Energy Group, LLC (NYSE: ATLS) (formerly known as Atlas Resource Partners GP, LLC), a publicly-traded energy company, since February 2015, and before that was Chairman and Chief Executive

Officer since February 2012. Atlas Energy Group, LLC is the general partner of Atlas Resource Partners, L.P. (NYSE: ARP), a publicly-traded oil and gas exploration and production limited partnership. Mr. Cohen was the Chairman of the Board of Atlas Energy GP, LLC, the general partner of Atlas Energy, L.P., from its formation in January 2006 until February 2011, when he became its Chief Executive Officer and President, until it was merged in February 2015. Mr. Cohen also served as the Chief Executive Officer of Atlas Energy’s general partner from its formation in January 2006 until February 2009. Mr. Cohen served on the executive committee of Atlas Energy GP from 2006 until the February 2015 merger. Mr. Cohen also was the Chairman of the Board and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until the consummation of a merger in February 2011, and also served as its President from September 2000 to October 2009. Mr. Cohen was the Executive Chair of the managing board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), a publicly-traded midstream natural gas gathering and processing limited partnership, from its formation in 1999 until its merger in February 2015. Mr. Cohen was also the Chief Executive Officer of Atlas Pipeline GP from 1999 to January 2009. Mr. Cohen was the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc. from their formation in June 2006 until the February 2011 merger. He has also been the Chairman of the Board of Brandywine Construction and Management, Inc. (a property management company) since 1994.

Jonathan Z. Cohen, age 44, has been our Chief Executive Officer, President and a director since March 2005. Mr. Cohen has been President since 2003, Chief Executive Officer since 2004 and a director since 2002 of Resource America. He was Chief Operating Officer of Resource America from 2002 to 2004, Executive Vice President from 2001 to 2003, and a Senior Vice President from 1999 to 2001. He has served as the Executive Chairman of the Board of Atlas Energy Group, LLC (NYSE: ATLS) (formerly known as Atlas Resource Partners GP, LLC), a publicly-traded energy company, since February 2015, and before that was Vice Chairman since February 2012. Atlas Energy Group, LLC is the general partner of Atlas Resource Partners, L.P. (NYSE: ARP), a publicly-traded oil and gas exploration and production limited partnership. Mr. Cohen was Chairman of the Board of Atlas Energy GP, LLC, the general partner of Atlas Energy, L.P., from February 2011 until January 2012 and, before that, was Vice Chairman of the Board of Atlas Energy GP from its formation in January 2006 until February 2011. He also served as Executive Chairman of the Board of Atlas Energy GP from January 2012 until its merger in February 2015. Mr. Cohen served as chairman of the executive committee of Atlas Energy GP from 2006 until the February 2015 merger. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its incorporation in September 2000 until the consummation of a merger in February 2011. Mr. Cohen was the Executive Vice Chair of the managing board of Atlas Pipeline GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), a publicly-traded midstream natural gas gathering and processing limited partnership, from its formation in 1999 until its merger in February 2015. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc. from their formation in June 2006 until the February 2011 merger.

Richard L. Fore, age 70, has been a director since March 2013. Mr Fore has been Chairman and Chief Executive Officer of Fore Property Company, a national real estate development company that builds, owns and manages multi-family residences throughout the United States, since 1994. Prior to founding Fore Property Company, he was a partner at Lincoln Property Company. Mr. Fore co-founded the National Multi Housing Council, the leading trade association in the apartment industry, in 1978. He was also appointed to the Presidential Housing Commission by President Reagan. Mr. Fore also served in the U.S. Department of Housing and Urban Development during the Nixon and Ford administrations.

William B. Hart, age 71, has been a director since March 2005. Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004. He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-traded (NYSE: WLP) health insurance company, from 2000 to 2004. Mr. Hart was Director of SIS Bancorp from 1995 to 2000. From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of the Audit Committee and Chairman of the Board of Directors from 1996 to 1999. He also served as President of the Foundation for the National Capital Region, Washington, DC, from 1993 to 1996 and President of The Dunfey Group, a private investment firm, from 1986 to 1998. From 1986 to 1994 he was a director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Gary Ickowicz, age 59, has been a director since February 2007. Mr. Ickowicz has been the Managing Partner of IR Capital LLC, a real estate company that owns and operates real estate assets in the New York Metropolitan area since 2008. He was a Managing Principal of Lazard Freres Real Estate Investors, a manager of funds invested in debt and equity securities of North American real estate assets and enterprises, from 2001 to 2011. He was a director of Lazard Freres’s real estate investment banking unit from 1989 through 2001. Since 2000 he has been a director of Grant Street Settlement, and since 2002 he has been a director of NCC/Neumann, both not-for-profit developers of senior housing. From 2001 to 2011, he was a director of Commonwealth Atlantic Properties, Inc., a privately-held REIT. From 2001 to 2006 he was a director of Kimsouth, Inc., a joint venture with Kimco Realty Corporation, a publicly-traded (NYSE: KIM) REIT.

Steven J. Kessler, age 72, has been our Chairman since November 2009 and was our Senior Vice President-Finance from September 2005 to November 2009 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005 to September 2005. Mr. Kessler has been Executive Vice President of Resource America since 2005 and was Chief Financial Officer from 1997 to December 2009 and Senior Vice President from 1997 to 2005. He was a Trustee of GMH Communities Trust, a then publicly-traded specialty housing REIT, from 2004 to 2008 when it was sold. He was Vice President-Finance and Acquisitions at Kravco Company, a shopping center developer and operator, from 1994 to 1997. From 1983 to 1993 he was employed by Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer. Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Murray S. Levin, age 72, has been a director since March 2005. Mr. Levin is a senior litigation partner at Pepper Hamilton LLP, a law firm with which he has been associated since 1970. Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe. He is a past president of the American Chapter and a member of the board of governors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association.

P. Sherrill Neff, age 63, has been a director since March 2005. Mr. Neff is a founding partner of Quaker Partners, a health care venture and growth equity fund manager, since 2002. From 1994 to 2002 he was President and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a then publicly-traded life sciences company. Mr. Neff was also a director of The Bancorp, Inc., a publicly traded (NASDAQ: TBBK) bank holding company, from its formation in 1999 until 2002, and a director of Resource America from 1998 to 2005. Mr. Neff is on the boards of directors of five Quaker Partners’ portfolio companies, including Cempra, Inc., a publicly-traded (NASDAQ:CEMP) pharmaceutical company, since 2011, Regado BioSciences, Inc. (NASDAQ: RGDO), a publicly traded biopharmaceutical company, since 2005, and three other private portfolio companies. Mr. Neff was also a director of Amicus Therapeutics, a publicly-traded (NASDAQ: FOLD) biopharmaceutical company, from 2005 to 2011. Until 2013, he was a member of the board of directors of the National Venture Capital Association.

Stephanie H. Wiggins, age 49, has been a director since June 2013. Ms. Wiggins has been Executive Vice President and Chief Investment Officer for the AFL-CIO Housing Investment Trust since 2000. From 1997 to 2000 she served in various positions at Prudential Mortgage Capital Company (formerly WMF Group), culminating as Director and Senior Investment Officer. She previously served as a Senior Underwriter and Review Appraiser at Green Park Financial (currently d/b/a Walker & Dunlop). Ms. Wiggins is a member of the Urban Land Institute Council, National Housing Conference and Mortgage Bankers Association.

The board of directors has not adopted specific minimum qualifications for service on our board, but rather seeks a mixture of skills that are relevant to our business as an externally-managed REIT that focuses primarily upon investments in commercial real estate and commercial finance assets, principally loans and interests in loans. The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mr. Beach has extensive experience in finance and investment management and a strong financial background.

Mr. E. Cohen has lengthy experience in real estate and real estate finance (a principal business of Resource America), corporate finance (through the formation and funding of public companies such as Atlas Energy, Atlas America, Atlas Pipeline, and Resource America) and operations of both public and private companies, and is affiliated with the Manager.

Mr. J. Cohen has significant real estate, real estate finance and operational experience as an officer (currently Chief Executive Officer and President) and director of Resource America, and is affiliated with the Manager.

Mr. Fore has extensive experience in, and significant knowledge of, the real estate industry as a founder and principal of a national real estate company. Mr. Fore also has significant government experience, having served in government positions with three Presidential administrations.

Mr. Hart has extensive experience in finance and investment management, both as an officer and director of banks and insurance companies, as well as an officer of a private investment firm.

Mr. Ickowicz has broad real estate and real estate finance experience as a principal in the real estate operations of an international investment bank, as a director of a REIT and as a director of several real estate ventures.

Mr. Kessler has a significant financial and accounting background in real estate as the former Chief Financial Officer of Resource America and, previously, as a principal financial officer for a major operator of commercial real estate.

Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation for over forty years.

Mr. Neff has significant experience in investments, operations and finance as a principal or officer of a venture fund and a public company and, prior thereto, as an investment banker.

Ms. Wiggins has extensive real estate finance experience, including underwriting, originating and valuing income-producing real estate, as an officer of several real estate companies.

Non-Director Executive Officers

Eldron C. Blackwell, age 36, has been our Vice President and Chief Accounting Officer since March 2014. Mr. Blackwell was the Assistant Controller for New Penn Financial, LLC, a residential mortgage lender, from March 2013 to March 2014. From September 2001 to March 2013, he was a Senior Manager in the audit practice of the global accounting firm Grant Thornton LLP. Mr. Blackwell serves on the Board of Directors of Freire Charter School in Philadelphia.

Jeffrey D. Blomstrom, age 46, has been our Senior Vice President since March 2005. Mr. Blomstrom has been President of Resource Financial Fund Management, Inc., an asset management subsidiary of Resource America, since 2003. Mr. Blomstrom serves on the Advisory Committee to CVC Credit Partners L.P. and is a member of the credit committees of Northport Capital, LLC and Resource Real Estate Funding, Inc., Resource America’s middle market loan origination and commercial real estate loan origination subsidiaries, respectively. From 2001 to 2003 Mr. Blomstrom was a Managing Director at Cohen and Company, an investment bank specializing in the financial services sector. From 2000 to 2001 he was Senior Vice President of iATMglobal.net, Inc., an ATM software development company. Mr. Blomstrom was, from 1999 to 2000, an associate at Covington & Burling, a law firm, where he focused on mergers and acquisitions and corporate governance.

David E. Bloom, age 50, has been our Senior Vice President-Real Estate Investments since March 2005. Mr. Bloom has been Senior Vice President of Resource America since 2001. He has also been President of Resource Real Estate, Inc., a wholly-owned real estate subsidiary of Resource America, since

2004 and was President of Resource Capital Partners, a wholly-owned real estate subsidiary of Resource America, from 2002 to 2006. From 2001 to 2002 he was President of Resource Properties, a former real estate subsidiary of Resource America. Before that he was Senior Vice President at Colony Capital, LLC, an international real estate opportunity fund, from 1999 to 2001. From 1998 to 1999 he was Director at Sonnenblick-Goldman Company, a real estate investment bank. From 1995 to 1998 he was an attorney at the law firm of Willkie Farr & Gallagher, LLP.

Jeffrey F. Brotman, 51, has been our Executive Vice President since June 2009 and Executive Vice President of Resource America since June 2007. He was co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006. Mr. Brotman is also a non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School. Mr. Brotman was Chairman of the Board of Directors of TRM Corporation, a then publicly-traded consumer services company, from September 2006 until September 2008 and was its President and Chief Executive Officer from March 2006 through June 2007.

David J. Bryant, age 57, has been our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, and was our Chief Accounting Officer from 2006 to 2014. From 2005 to 2006 Mr. Bryant served as Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust, a publicly-traded (NYSE: PEI) REIT principally engaged in owning, managing, developing and leasing malls and strip centers in the eastern United States. From 2000 to 2005, Mr. Bryant served as PEI’s Senior Vice President-Finance and Treasurer, and was its principal accounting officer. From 1994 to 2000, Mr. Bryant was Vice President-Finance and Controller at PEI and its predecessor, The Rubin Organization. Mr. Bryant is also a certified treasury professional and a non-active certified public accountant.

Other Significant Employees

The following sets forth certain information regarding other significant employees of the Manager and Resource America who provide services to us:

Anthony Coniglio, age 46, has been the President of Resource Residential Mortgage, Resource America’s residential mortgage business, since 2013. Mr. Coniglio was the Chief Executive Officer of Elevation Home Loans, LLC, a start-up residential mortgage company, from 2011 to 2013. From 1997 to 2011, he served in various positions at J.P. Morgan, establishing its asset-based conduit platform, running a structured finance business and culminating as co-leader of the specialty finance investment banking group. Prior thereto, Mr. Coniglio worked in operations, treasury and structured finance positions at Canadian Imperial Bank of Canada, or CIBC, from 1993 to 1997. He began his career as a Staff Accountant at Price Waterhouse from 1990 to 1993.

David M. DeSantis, age 38, has been head of middle market lending and Managing Director of Northport Capital, LLC, Resource America’s middle market corporate lending platform, since 2013. From 2007 to 2013, Mr. DeSantis held various roles at Medley Capital, LLC, including Managing Director and leader of the New York based investment team, where he originated, underwrote and managed middle market corporate loans. From 1999 to 2007, he served in various positions at General Electric Capital, culminating as Vice President for GE Global Sponsor Finance, focusing on middle market corporate loan origination, underwriting and asset management.

Thomas C. Elliott, age 42, has been our Senior Vice President-Finance and Operations since September 2006 and, prior to that, was our Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006. He was our Senior Vice President-Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as our Vice President-Finance from March 2005. Mr. Elliott has been Chief Financial Officer of Resource America since December 2009 and Senior Vice President since 2005. He was Senior Vice President-Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President-Finance from 2005 to 2006 and Vice President-Finance from 2001 to 2005. From 1997 to 2001 Mr. Elliott was a Vice President at Fidelity Leasing, Inc., a former equipment leasing subsidiary of Resource America, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments.

Alan F. Feldman, age 51, has been our Senior Vice President-Real Estate Investments since March 2005. Mr. Feldman has been Chief Executive Officer of Resource Real Estate since 2004 and Senior Vice President of Resource America since 2002. Mr. Feldman was President of Resource Properties from 2002 to 2005. From 1998 to 2002, Mr. Feldman was Vice President at Lazard Freres & Co., an investment banking firm, specializing in real estate mergers and acquisitions, asset and portfolio sales and recapitalization. From 1992 through 1998, Mr. Feldman was Executive Vice President of PREIT-RUBIN, Inc. the management subsidiary of Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization. Before that, from 1990 to 1992, he was a Director at Strouse, Greenberg & Co., a regional full service real estate company.

Kevin M. Finkel, age 43, has been our Vice President-Real Estate Investments since 2006, Senior Vice President of Resource America since 2013 and Vice President of Resource America from 2008 to 2013. He has been President of Resource Capital Partners, Inc., a wholly-owned real estate subsidiary of Resource America, since 2006, and Vice President and Director of Acquisitions from 2004 to 2006. He was also been an Executive Vice President of Resource Real Estate, Inc. since 2008, Director of Acquisitions since 2004 and Vice President from 2004 to 2008. He joined Resource America as a consultant in 2002. Before that, he was an investment banking associate at Barclays Capital from 1998 to 2000 and an investment banking associate and analyst at Deutsche Bank Securities from 1994 to 1998.

Kyle Geoghegan, age 46, has been our Senior Vice President-Loan Originations since 2007. Mr. Geoghegan has been a Managing Director of Resource Real Estate Funding, Inc., a real estate subsidiary of Resource America, since July 2006. Mr. Geoghegan co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles. Mr. Geoghegan worked at Bear Stearns from January 1998 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles. Prior to joining Bear Stearns, Mr. Geoghegan spent four years as a real estate loan officer at PNC Bank in Philadelphia, PA, primarily originating construction and bridge loans.

David Jansky, age 44, has been President of Resource Capital Markets, Inc., a subsidiary of Resource America, since April 2008. Mr. Jansky was head of Global ABS CDOs in the Structured Credit Products group at J.P. Morgan from 2005 to 2008. Prior thereto, he was an Executive Director at Credit Suisse First Boston from 2002 to 2005. Mr. Jansky was also responsible for structuring CDOs as a Vice President at Deutsche Bank from 1997 to 2000 and as an Associate at Merrill Lynch from 1996 to 1997.

Darryl Myrose, age 41, has been our Senior Vice President-Loan Originations since 2007. Mr. Myrose has been a Managing Director of Resource Real Estate Funding since July 2006. Mr. Myrose co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles. Mr. Myrose worked at Bear Stearns from April 1996 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles. Prior to joining Bear Stearns, Mr. Myrose was employed with Clarion Advisors (formerly Jones Lang Wootton Realty Advisors) where he was an asset management analyst.

Joan M. Sapinsley, age 63, has been our Senior Vice President-CMBS since 2007. Ms. Sapinsley joined Resource Financial Fund Management, Inc. in February 2007 as Managing Director and manages our CMBS portfolio. Prior to joining Resource Financial Fund Management, Ms. Sapinsley was a Managing Director at Teachers Insurance and Annuity Association (TIAA), where she worked from 1992 through 2006 purchasing CMBS. She was responsible for all single borrower and single asset CMBS, as well as subordinate CMBS and B notes. She also directed TIAA’s conduit origination and securitization activities. Before TIAA, Ms. Sapinsley was a Director in the Financial Services Group of Cushman & Wakefield, a global commercial real estate company, and a real estate consultant at Laventhol & Horwath, an accounting firm.

Michael S. Yecies, age 47, has been our Chief Legal Officer and Secretary since March 2005, Senior Vice President since July 2007 and was our Vice President from March 2005 to July 2007. Mr. Yecies has been Senior Vice President of Resource America since 2005, Chief Legal Officer and Secretary since 1998 and was Vice President from 1998 to 2005. He was Chief Legal Officer and Secretary of Atlas Energy, Inc. and its predecessors (a publicly-traded energy company formerly owned by Resource America) from 1998 to 2006 and Chief Legal Officer and Secretary of Atlas Pipeline Partners GP, LLC (a publicly-traded energy company formerly owned by Resource America) from its formation in 1999 to 2006. From 1994 to 1998 he was an attorney at the international law firm of Duane Morris LLP.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our common stock is listed on the NYSE under the symbol “RSO” and we are subject to the NYSE’s listing standards. The Board has determined that each of Messrs. Beach, Fore, Hart, Ickowicz, Levin, Neff and Ms. Wiggins satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the Board sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE rules.

The Board held a total of 12 meetings during fiscal 2014. Each of the directors attended at least 75% of the meetings of the Board and of the committees on which he or she served during fiscal 2014.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Investment Committee. All of the members of each committee, other than the Investment Committee, are “independent” directors as that term is defined in the NYSE’s listing standards.

As set forth in our Corporate Governance Guidelines and in accordance with NYSE listing standards, the non-management directors have the opportunity to meet in executive sessions quarterly without management. The director who presides at these meetings is rotated. Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, P. Sherrill Neff, at Quaker BioVentures, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Audit Committee. The Audit Committee reviews the scope and effectiveness of audits by the internal and independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of our internal financial controls. Members of the committee are Messrs. Neff (Chairman), Beach, Hart and Ms. Wiggins. The Board has determined that each member of the Audit Committee meets the independence standards for Audit Committee members set forth in the NYSE listing standards and in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that Messrs. Beach and Neff each qualifies as an “audit committee financial expert” as that term is defined in the NYSE and Exchange Act rules and regulations. The committee held five meetings during fiscal 2014. The Audit Committee charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Compensation Committee. The principal functions of the Compensation Committee are to:

•	review the compensation payable to our directors;

•	review the compensation and fees payable to the Manager under our management agreement; and

•	administer the issuance of any stock or stock options issued to our employees and/or the employees of the Manager or Resource America who perform services for us.

Under our management agreement with the Manager and Resource America, the Manager assumes principal responsibility for managing our affairs and providing the personnel that we need to conduct our operations. The Manager and Resource America are responsible for paying the compensation of all such personnel and, consequently, such personnel do not receive separate compensation from us. However, we reimburse the Manager for all of the wages, salary and benefits established and paid by the Manager to our Chief Financial Officer, who is exclusively dedicated to our operations, 50% of the wages, salary and benefits established and paid by the Manager to our director of investor relations, who is 50% dedicated to our operations, and the proportionate share of the wages, salaries and benefits of other accounting professionals dedicated to our operations and approved by our Board. We also reimburse Resource America for all of the wages, salary and benefits established and paid by Resource America to our Chairman of the Board.

The members of the committee are Messrs. Beach (Chairman), Levin and Neff. The committee held two meetings during fiscal 2014. The Compensation Committee Charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board to:

•	assist it and us maintain an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommending to the Board the director nominees for the next annual meeting of stockholders and the directors to be appointed to the Audit, Compensation and Nominating and Governance Committees; and

•	develop and recommend for the Board’s consideration governance guidelines for us.

The committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a recommended nominee. The committee seeks to insure that the membership of the Board and each committee satisfies all relevant NYSE listing standard requirements, applicable laws and requirements of our governance documents. The committee seeks to achieve a mixture of skills which are all related to our business. The nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee is dependent on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board.

The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, if the Nominating and Governance Committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The members of the Nominating and Governance Committee are Messrs. Levin (Chairman), Beach and Hart. The committee held one meeting during fiscal 2014. Our Corporate Governance Guidelines and Nominating and Governance Committee charter are both available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who so requests it.

Stockholder Recommendations for Director Nominees. The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director of ours as a result of their gender, race, religion, creed, sexual orientation or disability. The committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals for the 2016 Annual Meeting.” Recommendations should include the following:

•	such information as may be reasonably necessary to determine whether the director candidate is independent from the stockholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.

The Board may also request such additional information concerning the proposed nominee as may be reasonably required to determine whether each person recommended by a stockholder meets the criteria discussed above and to enable us to make appropriate disclosures to stockholders.

Investment Committee. The Investment Committee reviews and considers our proposed investments. The Board as a whole reviews and considers our proposed investments equal to or in excess of $45.0 million, and all credit facilities or financing with recourse to us in excess of the amount of equity invested, and is advised of Company investments approved by the Investment Committee equal to or in excess of $30.0 million for informational purposes. The members of the committee are Messrs. J. Cohen (Chairman), Beach, Fore, Ickowicz and Kessler. The committee held twenty-three meetings during fiscal 2014.

Communication with the Board. The Board has established a process for stockholders to send communications to it. Stockholders may communicate with the Board, or any director or committee chairperson, by writing to such parties in care of Michael S. Yecies, Senior Vice President, Chief Legal Officer and Secretary, Resource Capital Corp., 712 Fifth Avenue, New York, NY 10019. Communications addressed to the Board generally will be forwarded either to the appropriate committee chairperson, all directors or individual directors to whom the communication is addressed. Communications may be submitted confidentially and anonymously. Under certain circumstances, we may be required by law to disclose the information or identity of the person submitting the communication. There were no material actions taken by the Board as a result of communications received during fiscal 2014 from stockholders. Some concerns communicated to the Board also may be referred to our internal auditor or our Chief Legal Officer. The Chairman of the Board or the Chairman of the Audit Committee may direct that concerns be presented to the Audit Committee, or to the full Board, or that they otherwise receive special treatment, including retention of external counsel or other advisors.

Attendance at Annual Meetings. We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders. All of our Board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Board Leadership Structure and Role in Risk Oversight

We have no specific policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Currently, Steven J. Kessler serves as Chairman of the Board and Jonathan Z. Cohen serves as Chief Executive Officer. The Board believes that our Corporate Governance Guidelines provide it with appropriate flexibility to determine from time to time the leadership structure that best enables us to pursue our business strategies and goals. The Board believes that its current leadership structure is appropriate in that it gives us the benefit of the significant expertise that both Messrs. Kessler and J. Cohen have in finance and real estate, as well as the working relationship they have developed in the past eighteen years.

Risk management, led by our officers and the Board, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect our ability to execute on our business strategy and fulfill our business objectives. The Board’s role is to oversee this function. The Audit Committee enhances the Board’s oversight of risk management. The Audit Committee’s role is also one of oversight, recognizing that management is responsible for executing our risk management policies. The Audit Committee’s responsibilities include discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We will provide to any person without charge, upon request, a copy of our code of conduct. Any such request should be directed to us as follows: Resource Capital Corp., 712 Fifth Avenue, New York, NY 10019, Attention: Secretary. Our code of conduct is also available on our website at www.resourcecapitalcorp.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of conduct by posting such information on our website, unless otherwise required by applicable law or regulation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Beach, Levin and Neff during fiscal 2014. None of such persons was an officer or employee of ours or any of our subsidiaries or affiliated companies during fiscal 2014 or was formerly an officer or employee of ours. None of our executive officers was a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during fiscal 2014.

Report of the Audit Committee

The Audit Committee has approved the following report.

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our consolidated financial statements for the fiscal year ended December 31, 2014 with our management;

•	discussed with our independent registered public accounting firm, Grant Thornton LLP, or Grant Thornton, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T; and

•	received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in the 2014 Form 10-K.

P. Sherrill Neff, Chairman
Walter T. Beach
William B. Hart

2014 NON-EMPLOYEE DIRECTOR COMPENSATION

Our 2014 compensation package for independent directors was comprised of cash (annual retainer) and restricted stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants. For 2014, the Board approved compensation for each independent director consisting of an annual cash retainer of $65,000 and an annual stock award valued at approximately $35,000 on the date of grant, which is the anniversary of the date each of them became a director. In addition, the members of the Investment Committee, Messrs. Beach, Fore and Ickowicz, received an additional $100,000 in cash, members of the Audit Committee, Messrs. Neff, Beach, Hart and Ms. Wiggins, received an additional $10,000 in cash and members of the Compensation Committee, Messrs. Beach, Levin and Neff received an additional $5,000 in cash. Finally, the chairmen of the Audit Committee and Compensation Committee, Messrs. Neff and Beach, respectively, received an additional stock award valued at approximately $5,000.

We also reimburse Resource America for all of the wages, salary and benefits established and paid by Resource America to our Chairman of the Board. In fiscal 2014, we reimbursed Resource America $346,399 for Mr. Kessler’s compensation and related business expenses, since Resource America employs Mr. Kessler; Mr. Kessler, however, is dedicated exclusively to his service as our Chairman. Mr. Kessler had 22,464 shares of our common stock vest in 2014 and realized $129,046 upon vesting. In addition, Mr. E. Cohen, the Chairman of the Board of Resource America, had 16,978 shares of our common stock vest in 2014 and realized $91,002 upon vesting.

The following table sets forth director compensation for each of our independent directors and the Chairman of the Board of Resource America and the Chairman of our Board of Directors for 2014:

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Walter T. Beach	180,000	39,995	219,995
Richard L. Fore	165,000	34,995	199,995
William B. Hart	75,000	34,996	109,996
Murray S. Levin	70,000	34,996	104,996
P. Sherrill Neff	80,000	39,996	119,996
Gary Ickowicz	165,000	34,996	199,996
Stephanie H. Wiggins	70,000	34,999	104,999
Edward E. Cohen	—	—	—
Steven J. Kessler	346,399	—	346,399

(1)	Table excludes Mr. J. Cohen, an NEO, whose compensation is set forth in the Summary Compensation Table.
(2)	On February 3, 2014, Mr. Ickowicz was granted 5,972 shares valued at $5.86 per share, the closing price on that day. On March 10, 2014, Messrs. Beach and Neff were each granted 6,872 shares and Messrs. Hart and Levin were each granted 6,013 shares valued at $5.82 per share, the closing price on that day. On March 12, 2014, Mr. Fore was granted 6,044 shares valued at $5.79, the closing price on that day. On June 6, 2014, Ms. Wiggins was granted 5,932 shares valued at $5.90 per share, the closing price on that day.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers. In the following discussion, we refer to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers whose compensation for fiscal 2014 exceeded $100,000 as our “Named Executive Officers” or “NEOs.”

Objectives of Our Compensation Program

We are externally managed by our Manager pursuant to a management agreement among our Manager, Resource America and us. All of our NEOs are employees of Resource America or our Manager. We have not paid, and do not intend to pay, any cash compensation to our NEOs. We do reimburse Resource America for the wages, salary and benefits paid to our Chairman and Chief Financial Officer. Our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock, stock options or equity-based performance awards to our NEOs pursuant to our Amended and Restated Omnibus Equity Compensation Plan. These awards are designed to align the interests of our NEOs with those of our stockholders, by correlating their compensation to the performance of our stock and by allowing them to share in the creation of value for our stockholders through stock appreciation and dividends. These equity awards are subject to time-based vesting requirements designed to promote the retention of management, incentivize long term objectives and to achieve strong performance for us. These awards further provide us flexibility in our ability to enable Resource America to attract, motivate and retain talented individuals for our Manager.

Setting Executive Compensation

Our NEOs are employees of Resource America, which determines the base salary, cash incentive compensation and grants of Resource America equity securities that is paid to our NEOs. Since we pay fees to our Manager pursuant to the management agreement, we believe that an unspecified portion of the base salary and cash incentive compensation paid to our NEOs is derived from such fees paid by us. We do not control how such fees are allocated by Resource America. We disclose the cash amounts paid by Resource America to our Chief Financial Officer (for which we reimburse Resource America), our only NEO who devotes his full business time to our affairs, in the Summary Compensation Table below.

When Resource America makes its determination of the amount of compensation it will award to one of our NEOs, including in particular the amount of Resource America securities that Resource America will grant as equity incentive compensation, Resource America also considers, but does not determine or control, the amount of our securities we propose to grant as equity incentive compensation to that NEO. Similarly, in determining the amount of equity incentive compensation we grant to one of our NEOs, our Compensation Committee considers, but does not determine, the compensation that Resource America proposes to grant to that NEO, including Resource America’s grant of Resource America securities as equity incentive compensation. Our respective Compensation Committees base their analyses and determinations upon recommendations submitted by Jonathan Z. Cohen, who is chief executive officer of both companies, for all of our NEOs other than himself. Resource America’s Compensation Committee determines the amount of compensation Resource America will award Mr. J. Cohen, while our Compensation Committee determines the amount of any Resource Capital equity incentive compensation we award to Mr. J. Cohen. These analyses and determinations are not based upon any particular compensation matrix or formula, but instead are based upon qualitative evaluations by Mr. J. Cohen and the Compensation Committee. Our Compensation Committee does not make recommendations to Resource America as to the amount of compensation Resource America grants to our NEOs, nor does Resource America’s Compensation Committee make recommendations to us regarding the amount of equity incentive compensation awarded by us to our NEOs.

Our Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on our website at www.resourcecapitalcorp.com. Our Compensation

Committee determines compensation amounts after the end of our and Resource America’s fiscal year and makes equity awards near or after our and Resource America’s fiscal year end. Awards made after our fiscal year end are reflected in our Summary Compensation Table but not our Grants of Plan-Based Awards table until our following fiscal year. Our Compensation Committee has the discretion to issue equity awards at other times during our fiscal year.

Elements of Our Compensation Program

As described above, our NEOs do not receive cash compensation from us, although beginning in October 2009, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Financial Officer. In addition, we began reimbursing Resource America for the wages, salary and benefits of our Chairman in February 2010. However, our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock, stock options or equity-based performance awards to our NEOs pursuant to our Amended and Restated Omnibus Equity Compensation Plan as follows:

Stock Options. Stock options provide value to the executive only if our stock price increases after the grants are made. Stock options typically vest 33.3% per year. No stock options have been granted to any of our NEOs since 2006.

Restricted Stock. Restricted stock grants reward stockholder value creation slightly differently than stock options: restricted stock units are impacted by all stock price changes, both increases and decreases. Restricted stock generally vests 33.3% per year and includes a right to receive dividends on unvested shares.

How We Determined 2014 Compensation

As discussed above, our Compensation Committee believes that it is important for our NEOs, who are employees of Resource America, to remain significantly aligned with the interests of our shareholders. Accordingly, we have traditionally made grants of restricted stock to such NEOs.

For 2014, such stock awards were similar to stock awards in 2013. The grants will vest 33.33% per year over three years and included dividend equivalent rights. Our Compensation Committee analyzed the management agreement and reviewed how our operating costs compared to other REITs’ operating costs. Our Compensation Committee considered our growth, complexity and success, including our stable and substantial dividend payments to our stockholders. The Committee also considered the amount of our restricted stock that had been granted in recent years. In particular, the Compensation Committee desired to continue to build alignment between key employees of the Manager and our stockholders, provide meaningful incentive for the retention of such key employees, reward the performance of such key employees that has resulted in a consistent meaningful cash dividend to stockholders and improved Company performance and ensure that total compensation paid to the Manager and its employees is consistent with similar companies. For 2014, our Compensation Committee approved the awards discussed below, based upon our performance and the individual performance of our NEOs. Among the factors considered by our Compensation Committee were our continued growth, expansion of business units, distributions to our shareholders and our ability to raise and deploy capital. Our Compensation Committee further noted our record commercial real estate (CRE) loan origination, completing a CRE securitization with outstanding execution, building a middle market loan origination platform essentially from scratch, structuring a complex European CLO and positioning us for future growth. Our Compensation Committee considered these stock awards in addition to considering the total compensation that Resource America proposed for our NEOs.

Upon our CEO’s recommendation, other than for himself, our Compensation Committee approved the following awards for fiscal 2014:

•	Mr. J. Cohen was awarded 410,677 shares of restricted stock for fiscal 2014, as compared to 211,864 shares of restricted stock for fiscal 2013.

•	Mr. Blomstrom was awarded 30,800 shares of restricted stock for fiscal 2014, as compared to 25,423 shares of restricted stock for fiscal 2013.

•	Mr. Bloom was awarded 30,800 shares of restricted stock for fiscal 2014, as compared to 50,847 shares of restricted stock for fiscal 2013.

•	Mr. Brotman was awarded 30,800 shares of restricted stock for fiscal 2014, as compared to 25,423 shares of restricted stock for fiscal 2013.

•	Mr. Bryant was awarded 20,533 shares of restricted stock for fiscal 2014, as compared to 8,474 shares of restricted stock for fiscal 2013. Mr. Bryant was not awarded any shares of restricted Resource America stock for fiscal 2014, as compared to 1,446 shares of restricted Resource America stock for fiscal 2013.

Compensation and Risks

We believe that the risks material to our business are those that derive from broad-based economic trends and specific trends relating to particular loans, assets securing such loans and properties we hold. We do not believe that these risks are materially affected by, or materially arise from, our compensation policies, since our compensation is in the form of equity grants which typically vest over time. We believe that this encourages our executives to focus on sustained share price appreciation, rather than short-term results. Moreover, risk behavior is a factor considered in all performance assessments.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this filing.

This report has been provided by the Compensation Committee of the Board of Directors of Resource Capital Corp.

Walter T. Beach, Chairman
Murray S. Levin
P. Sherrill Neff

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth certain information concerning the compensation earned for fiscal 2014, 2013 and 2012 for our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	All Other Compensation ($) (3)	Total ($)
Jonathan Z. Cohen	2014	—		—		1,999,997	—	1,999,997
Chief Executive Officer,	2013	—		—		1,249,998	—	1,249,998
President and Director	2012	—		—		2,750,000	—	2,750,000

David J. Bryant	2014	275,000	(1)	265,000	(1)	99,996	—	639,996
Senior Vice President,	2013	275,000	(1)	287,500	(1)	49,997	12,493	624,990
Chief Financial Officer	2012	275,000	(1)	200,000	(1)	399,996	49,994	924,990

Jeffrey F. Brotman	2014	—		—		149,996	—	149,996
Executive Vice President	2013	—		—		149,996	—	149,996
	2012	—		—		799,997	—	799,997

Jeffrey D. Blomstrom	2014	—		—		149,996	—	149,996
Senior Vice President	2013	—		—		149,996	—	149,996
	2012	—		—		799,997	—	799,997

David E. Bloom	2014	—		—		149,996	—	149,996
Senior Vice President–	2013	—		—		299,997	—	299,997
Real Estate Investments	2012	—		—		799,997	—	799,997

(1)	Mr. Bryant’s salary and bonus were paid by Resource America. We began to reimburse Resource America for Mr. Bryant’s salary and bonus in October 2009. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.
(2)	Grant date fair value, valued in accordance with FASB Accounting Standards Codification Topic 718 as the closing price of our common stock on the grant date.
(3)	Amounts for Mr. Bryant represent awards of Resource America restricted stock earned during 2013 and 2012. Awards of Resource America restricted stock are valued at the closing price of Resource America common stock on the date of each grant.

Grants of Plan-Based Awards

During 2014, we made restricted stock awards to our NEOs. There were no stock options granted during 2014. The following table sets forth information with respect to each of these awards on a grant-by-grant basis. Dividends are payable on awards of our stock, which vest 33% per year over a three year period after the date of grant.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant date	All other stock awards: number of shares of stock (#) (1)	Grant date fair value of stock awards ($) (2)
Jonathan Cohen	1/30/2014	211,864	1,249,998

David J. Bryant	1/30/2014	8,474	49,997

Jeffrey F. Brotman	1/30/2014	25,423	149,996

Jeffrey D. Blomstrom	1/30/2014	25,423	149,996

David E. Bloom	1/30/2014	50,847	299,997

(1)	Does not include shares of restricted stock granted in 2015 as compensation earned for fiscal 2014 as follows: Mr. J. Cohen - 410,677 shares; Mr. Bryant - 20,533 shares; Mr. Blomstrom - 30,800 shares; Mr. Bloom - 30,800 shares; and Mr. Brotman - 30,800 shares.
(2)	Based on the closing price of our stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2014:

•	Restricted stock awards;

•	Stock options; and

•	Resource America restricted stock awards allocable to services performed for us.

The following table sets forth information with respect to these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (9)

Jonathan Z. Cohen	100,000	—	15.00	3/7/2015	20,686	(1)	104,527
					158,596	(2)	799,324
					152,667	(3)	769,442
					211,864	(4)	1,067,795

David J. Bryant	10,000	—	15.00	3/7/2015	22,637	(2)	114,090
					8,474	(4)	42,709
(Resource America)	5,000	—	8.14	5/21/2018	914	(5)	8,263	(10)
					3,628	(6)	32,797	(10)
					1,085	(7)	9,808	(10)

Jeffrey F. Brotman	—	—	—	—	11,820	(1)	59,573
					90,549	(2)	456,367
					25,423	(4)	128,132

Jeffrey D. Blomstrom	10,000	—	15.00	3/7/2015	5,818	(8)	29,323
					90,549	(2)	456,367
					25,423	(4)	128,132

David E. Bloom	100,000	—	15.00	3/7/2015	7,272	(8)	36,651
					45,275	(2)	228,186
					50,847	(4)	256,269

(1)	These shares of restricted stock were a part of a grant made on January 6, 2012 which provided for vesting at the rate of 33% per year on each anniversary of the grant date. On October 23, 2014, vesting for the remaining unvested shares was deferred until January 2, 2016 as follows: Mr. Brotman - 11,820 shares; and Mr. J. Cohen 20,686 shares.
(2)	These shares of restricted stock were a part of a grant made on December 20, 2012 which provided for vesting at the rate of 33% per year on each anniversary of the grant date. On October 23, 2014, vesting for the remaining unvested shares was deferred until December 20, 2015 as follows: Mr. Blomstrom - 45,274 shares; Mr. Brotman - 45,274 shares; and Mr. J. Cohen - 79,298 shares, and deferred until January 2, 2016 as follows: Mr. Blomstrom - 45,275 shares; Mr. Brotman - 45,275 shares; and Mr. J. Cohen - 79,298 shares.
(3)	These shares of restricted stock were a part of a grant made on January 2, 2013 which provided for vesting at the rate of 33% per year on each anniversary of the grant date. On October 23, 2014, vesting for the remaining unvested shares was deferred until January 2, 2016 as follows: Mr. J. Cohen - 152,667 shares.
(4)	These shares of restricted stock were a part of a grant made on January 30, 2014 which provided for vesting at the rate of 33% per year on each anniversary of the grant date. On October 23, 2014, vesting for the remaining unvested shares was deferred until: January 2, 2016 as follows: Mr. Blomstrom - 8,474 shares; Mr. Brotman - 8,474 shares; and Mr. J. Cohen - 70,621 shares, and deferred until January 30, 2016 as follows: Mr. Blomstrom - 8,475 shares; Mr. Brotman - 8,475 shares; and Mr. J. Cohen - 70,622 shares; and deferred until January 30, 2017 as follows: Mr. Blomstrom - 8,474 shares; Mr. Brotman - 8,474 shares; and Mr. J. Cohen - 70,621 shares.
(5)	These shares of Resource America restricted stock were a part of a grant made on February 7, 2011 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(6)	These shares of Resource America restricted stock were a part of a grant made on December 17, 2012 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(7)	These shares of Resource America restricted stock were a part of a grant made on November 7, 2013 which provided for vesting at the rate of 25% per year on each anniversary of the grant date.
(8)	These shares of restricted stock were a part of a grant made on February 10, 2012 which provided for vesting at the rate of 33% per year on each anniversary of the grant date.
(9)	Based on the closing price of our common stock on December 31, 2014 of $5.04.
(10)	Based on the closing price of Resource America’s common stock on December 31, 2014 of $9.04.

Option Exercises and Stock Vested

The following table sets forth information regarding restricted stock awards that vested during 2014 for our NEOs. There were no stock options exercised by such officers during 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jonathan Z. Cohen	235,522	1,385,630

David J. Bryant	50,299	287,030
(Resource America stock)	4,583	42,328

Jeffrey F. Brotman	94,922	557,189

Jeffrey D. Blomstrom	88,804	531,936

David E. Bloom	80,208	451,923

(1)	Represents the per share market value of the respective common stock on the vesting dates multiplied by the number of shares vesting.

Equity Compensation Plan Information

The following table summarizes certain information about our 2005 Stock Incentive Plan and Amended and Restated Omnibus Equity Compensation Plan as of December 31, 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:
Options	640,666	$14.45
Restricted stock	2,086,909	N/A

Total	2,727,575		7,582,058	(1)

(1)	We agreed to award certain personnel up to 70,728 shares of restricted stock upon the achievement of certain performance thresholds. The shares, which have been reserved for future issuance under the plans, have not been deducted from the number of securities remaining available for future issuance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions

Relationship with Resource America and Certain of its Subsidiaries. As of April 17, 2015, Resource America, entities affiliated with it and our executive officers and directors collectively beneficially own 7,114,956 shares of common stock, representing approximately 5.30% of our common stock on a fully-diluted basis. Our executive officers are also officers of Resource Capital Manager, our Manager, and/or of Resource America or its subsidiaries.

For the year ended December 31, 2014, Resource Capital Manager, or the Manager, earned base management fees of approximately $13.0 million. There were no incentive management fees earned in 2014. We reimburse the Manager and Resource America for expenses and employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform. The Management Agreement, as amended, also provides that the Manager must furnish us with a director of investor relations who will be 50% dedicated to our operations. We bear the expense of the wages, salaries and benefits of our Chairman, Chief Financial Officer and several accounting and tax professionals and 50% of the salary and benefits of the director of investor relations. On November 7, 2013, we entered into another amendment to include the definition of an “Ancillary Operating Subsidiary” which means one or more subsidiaries, including a TRS and its subsidiaries, that is an operating entity principally engaged in the evaluation, underwriting, origination, servicing, holding, trading and financing of loans, securities, investments and credit products other than commercial real estate loans. An Ancillary Operating Subsidiary shall, with the approval of a majority of the Independent Directors, directly incur and pay all of its own operating costs and expenses, including without limitation, compensation of employees of such Ancillary Operating Subsidiary and reimbursement of any compensation costs incurred by the Manager for personnel principally devoted to such Ancillary Operating Subsidiary. For the year ended December 31, 2014, we reimbursed the Manager $5.0 million.

On November 24, 2010, we entered into an Investment Management Agreement with Resource Capital Markets, Inc., or RCM, a wholly-owned subsidiary of Resource America. The initial agreement provides that: (a) RCM may invest up to $5.0 million of our funds, with the investable amount being adjusted by portfolio gains (losses) and collections, and offset by expenses, taxes and realized management fees, and (b) RCM can earn a management fee in any year that the net profits earned exceed a preferred return. On June 17, 2011, we entered into a revised Investment Management Agreement with RCM which provided an additional $8.0 million of our funds. The management fee is 20% of the amount by which the net profits exceed the preferred return. During the year ended December 31, 2014, RCM did not earn an incentive management fee. The portfolio began a partial liquidation during 2013. We also reimburse RCM for expenses paid on our behalf. For the year ended December 31, 2014, we paid RCM $164,000 as expense reimbursements.

At December 31, 2014, we were indebted to the Manager for $1.6 million, comprised of base management fees of $1.2 million and expense reimbursements of $480,000. At December 31, 2014, we were indebted to RCM, under our Investment Management Agreement for $121,000, comprised entirely of expense reimbursements.

On November 7, 2013, a wholly-owned subsidiary of ours purchased all of the membership interests in Elevation Home Loans, LLC, a start-up residential mortgage company, from an employee of Resource America for $830,000, paid in the form of 136,659 shares of restricted Company common stock. The restricted stock vests in full on November 7, 2016, and includes dividend equivalent rights.

As of December 31, 2014, we had executed eight securitizations, which were structured for us by the Manager. Under the Management Agreement, the Manager was not separately compensated by us for executing these transactions and is not separately compensated for managing the securitization’s entities and their assets. We liquidated one of these securitizations in October 2013 and another in October 2014.

Relationship with LEAF Commercial Capital. Leaf Commercial Capital, or LCC, formerly LEAF Financial, originated and managed equipment leases and notes on our behalf. On March 5, 2010, we entered into agreements with Lease Equity Appreciation Fund II, L.P., or LEAF II, (an equipment leasing partnership sponsored by LEAF Financial and of which a LEAF Financial subsidiary is the general partner), pursuant to which we provided an $8.0 million credit facility to LEAF II. The credit facility initially had a one year term with interest at 12% per year, payable quarterly, and was secured by all the assets of LEAF II, including its entire ownership interest in LEAF II Receivables Funding. We received a 1% origination fee in connection with establishing the facility. The facility originally matured on March 3, 2011 and was extended until September 3, 2011 with a 1% extension fee paid on the outstanding loan balance. On June 3, 2011, we entered into an amendment to extend the maturity to February 15, 2012 and to decrease the interest rate from 12% to 10% per annum resulting in a troubled-debt restructuring under current accounting guidance. On February 15, 2012, the credit facility was further amended to extend the maturity to February 15, 2013 with a 1% extension fee accrued and added to the amount outstanding. On January 11, 2013, we entered into another amendment to extend the maturity to February 15, 2014 with an additional 1% extension fee accrued and added to the amount outstanding. On December 17, 2013, we entered into another amendment to extend the maturity to February 15, 2015. During the year ended December 31, 2014, we recorded a provision for loan loss on this loan of $1.3 million before extinguishing the loan and bringing direct financing leases in the amount of $2.1 million on our books in lieu of the loan receivable.

On November 16, 2011, we, together with LEAF Financial and LCC, subsidiaries of Resource America, entered into a stock purchase agreement with Eos Partners, L.P., a private investment firm, and its affiliates. In exchange for our prior interest in LCC, we received 31,341 shares of Series A Preferred Stock, 4,872 shares of newly issued 8% Series B Redeemable Preferred Stock and 2,364 shares of newly issued Series D Redeemable Preferred Stock, collectively representing, on a fully-diluted basis, a 27.5% interest in LCC. On January 18, 2013, we entered into another stock purchase agreement with LCC to purchase 3,682 shares of newly issued Series A-1 Preferred Stock for $3.7 million. During 2013, we entered into another stock purchase agreement with LCC to purchase 4,445 shares of newly issued Series E Preferred Stock for $4.4 million. The Series E Preferred Stock has priority over all other classes of preferred stock. Our resulting interest is accounted for under the equity method. For the year ended December 31, 2014, we recorded a loss of $1.6 million which was recorded in equity in net earnings (losses) of unconsolidated subsidiaries on the consolidated statement of income. Our investment in LCC was valued at $39.4 million as of December 31, 2014.

Relationship with CVC Credit Partners. On April 17, 2012, Apidos Capital Management (ACM), a former subsidiary of Resource America, was sold to CVC Credit Partners, LLC (CVC Credit Partners), a joint venture entity in which Resource America owns a 33% interest. CVC Credit Partners manages internally and externally originated bank loan assets on our behalf. On February 24, 2011, one of our subsidiaries purchased 100% of the ownership interests in Churchill Pacific Asset Management LLC, or

CPAM, from Churchill Financial Holdings LLC for $22.5 million. CPAM subsequently changed its name to RCAM. Through RCAM, we are entitled to collect senior, subordinated and incentive fees related to five collateralized loan obligation issuers. or CLO, holding approximately $1.9 billion in assets managed by RCAM. RCAM is assisted by CVC Credit Partners in managing these CLOs. CVC Credit Partners is entitled to 10% of all subordinated fees and 50% of the incentive fees received by RCAM. For the year ended December 31, 2014, CVC Credit Partners earned subordinated fees of $1.3 million. In October 2012, we purchased 66.6% of the preferred equity in one of the RCAM CDOs. In May 2013, we purchased additional equity in this CLO, increasing our ownership percentage to 68.3%. In September 2013, this CLO was called and the notes were paid down in full. Another RCAM-managed CLO also elected to redeem its outstanding notes in February 2013.

In May, June and July 2013, we invested $15.0 million in CVC Global Credit Opportunities Fund, L.P., a Delaware limited partnership which generally invests in assets through a master-feeder fund structure (“the Master Fund”). The General Partner of the Partnership and the Master Fund is CVC Global Credit Opportunities Fund GP, LLC, a Delaware limited liability company. The investment manager of the partnership and the Master Fund is CVC Credit Partners, LLC. CVC Capital Partners SICAV-FIS, S.A., a Luxembourg company, together with its affiliates, and Resource America, own a majority and a significant minority, respectively, of the investment manager. The fund will pay the investment manager a quarterly management fee in advance calculated at the rate of 1.5% annually based on the balance of each limited partner’s capital account. Our management fee was waived upon entering the agreement given that we are a related party of CVC Credit Partners. For the year ended December 31, 2014, we recorded earnings of $1.2 million, which was recorded in equity in net earnings (losses) of unconsolidated subsidiaries on the consolidated statement of income. Our investment balance of $16.2 million is recorded as an investment in unconsolidated entities on the consolidated balance sheets using the equity method.

Relationship with Resource Real Estate. Resource Real Estate, a subsidiary of Resource America, originates, finances and manages our commercial real estate loan portfolio, including whole loans, B notes, mezzanine loans, and investments in real estate. We reimburse Resource Real Estate for loan origination costs associated with all loans originated. We had a receivable of $100,000 due from Resource Real Estate for loan origination costs in connection with our commercial real estate loan portfolio as of December 31, 2014.

On August 9, 2006, our subsidiary, RCC Real Estate, originated a loan on Lynnfield Place, a multi-family apartment property, in the amount of $22.4 million. The loan was then purchased by RREF CDO 2006-1. The loan, which was set to mature on May 9, 2018, carried an interest rate of LIBOR plus a spread of 3.50% with a LIBOR floor of 2.50%. On June 14, 2011, RCC Real Estate converted this loan collateralized by a multi-family building, to equity. The loan was kept outstanding and was used as collateral in RREF CDO 2006-1. RREM was appointed as the asset manager as of August 1, 2011. RREM performed lease review and approval, debt service collection, loan workout, foreclosure, disposition and/or entitlements and permitting, as applicable. RREM was also responsible for engaging third parties to perform day-to-day property management, property leasing, rent collection, maintenance, and capital improvements. RREM was entitled to a monthly asset management fee equal to 4.0% of the gross receipts generated from the property. For the year ended December 31, 2014, we incurred management fees payable to RREM in the amount of $127,000. The property was sold during the last quarter of 2014 for a gain of $1.9 million.

On December 1, 2009, we purchased a membership interest in RRE VIP Borrower, LLC (an unconsolidated VIE that holds an interest in a real estate joint venture) from Resource America for $2.1 million, its book value. RREM was asset manager of the venture and received a monthly asset management fee equal to 1.0% of the combined investment calculated as of the last calendar day of the month. For the year ended December 31, 2014, we paid RREM management fees of $6,000. For the year ended December 31, 2014, we recorded income from RRE VIP Borrower of $3.5 million, which was recorded in equity in net earnings (losses) of unconsolidated subsidiaries on the consolidated statement of income. The last property associated with the joint venture was sold in July 2014.

On January 15, 2010, we loaned $2.0 million to Resource Capital Partners, Inc., or RCP, a wholly-owned subsidiary of Resource America, so that it could acquire a 5.0% limited partnership interest in Resource Real Estate Opportunity Fund, L.P., or RRE Opportunity Fund. RCP is the general partner of the

RRE Opportunity Fund. The loan is secured by RCP’s partnership interest in the RRE Opportunity Fund. The promissory note bears interest at a fixed rate of 8.0% per annum on the unpaid principal balance. In the event of default, interest will accrue and be payable at a rate of 5.0% in excess of the fixed rate. Interest is payable quarterly. Mandatory principal payments must also be made to the extent distributable cash or other proceeds from the partnership represent a return of RCP’s capital. The loan was set to mature on January 14, 2015, and RCP elected to extend the loan until January 14, 2016. RCP has one additional option to extend for another 12-month period after this maturity. Principal payments of $391,000 were made during the year ended December 31, 2014. The loan balance was $558,000 at December 31, 2014.

On June 21, 2011, we entered into a joint venture with an unaffiliated third party to form CR SLH Partners, L.P., or SLH Partners, to purchase a defaulted promissory note secured by a mortgage on a multi-family apartment building. We purchased a 10% preferred equity interest in the venture and also loaned SLH Partners $7.0 million to finance the project secured by a first mortgage lien on the property. The loan had a maturity date of September 21, 2012 and bore interest at a fixed rate of 10.0% per annum on the unpaid principal balance, payable monthly. On May 23, 2012, SLH Partners repaid the $7.0 million loan in its entirety. We received a commitment fee equal to 1.0% of the loan amount at the origination of the loan and received a $70,000 exit fee upon repayment. RREM was appointed as the asset manager of the venture. RREM performed lease review and approval, debt service collection, loan workout, foreclosure, disposition and permitting, as applicable. RREM was also responsible for engaging third parties to perform day-to-day property management, property leasing, rent collection, maintenance, and capital improvements. RREM received an annual asset management fee equal to 2.0% of the gross receipts generated from the property. We held a $975,000 preferred equity investment in SLH Partners as of December 31, 2013. The investment was sold in 2014 for a $912,000 gain.

In December 2013, we closed RCC CRE Notes 2013, a $307.8 million real estate securitization that provides financing for commercial real estate loans. Resource Real Estate serves as special servicer. With respect to each Specialty Service Mortgage Loan, Resource Real Estate receives an amount equal to the product of (a) the Special Servicing Fee Rate, 0.25% per annum, and (b) the outstanding principal balance of such Specialty Service Mortgage Loan. The servicing fee shall be payable monthly, on an asset-by-asset basis. We utilize the brokerage services of Resource Securities Inc., or Resource Securities, a wholly-owned broker-dealer subsidiary of Resource America, on a limited basis to conduct some of its asset trades. We paid Resource Securities a $205,000 placement agent fee in connection with this transaction.

On July 30, 2014, we closed RCC CRE 2014, a $353.9 million real estate securitization that provides financing for commercial real estate loans. Resource Real Estate serves as special servicer. With respect to each Specialty Service Mortgage Loan, Resource Real Estate receives an amount equal to the product of (a) the Special Servicing Fee Rate, 0.25% per annum, and (b) the outstanding principal balance of such Specialty Service Mortgage Loan. The servicing fee is payable monthly, on an asset-by-asset basis. We paid Resource Securities a $175,000 placement agent fee in connection with this transaction.

In July 2014, we formed RCM Global Manager to invest in RCM Global, an entity formed to hold a portfolio of structured product securities. We contributed $15.0 million for a 63.8% membership interest in RCM Global. A five member board manages RCM Global, and all actions, including purchases and sales, must be approved by no less than three of the five members of the board.

In September 2014, we contributed $17.5 million to Pelium Capital for an initial ownership interest of 80.4%. Pelium Capital is a specialized credit opportunity fund managed by Resource America. We have committed to contributing an additional $2.5 million into the fund. We will receive 10% of the carried interest in the partnership for the first five years and can increase our interest to 20% if our capital contributions aggregate $40.0 million. Resource America contributed securities of $2.8 million to the formation of Pelium Capital. As of December 31, 2014, we held a 74.1% interest in Pelium Capital.

Relationship with Law Firm. Ledgewood is a law firm that has provided legal services to us since our formation. Mr. E. Cohen, who was of counsel to Ledgewood until April 1996, receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm. From 1995 until March 2006, Mr. Jeffrey F. Brotman was the managing member of Ledgewood. Mr. Brotman remained of counsel to Ledgewood through June 2007, at which time he became an Executive Vice President of Resource America. In connection with his separation arrangement, Mr. Brotman receives payments from Ledgewood related to the termination of his affiliation with the firm.

Policies and Procedures Regarding Related Party Transactions

Under our Management Agreement with the Manager and Resource America, we have established written policies regarding the offer of potential investments to us, our acquisition of those investments and the allocation of those investments among other programs managed by the Manager or Resource America. We have also established written policies regarding investing in investment opportunities in which the Manager or Resource America has an interest and regarding investing in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America.

The Manager and Resource America must offer us the right to consider all investments they identify that are within the parameters of our investment strategies and policies. If the Manager and Resource America identify an investment that is appropriate both for us and for one or more other investment programs managed by them, but the amount available is less than the amount sought by all of their investment programs, they will allocate the investment among us and such other investment programs in proportion to the relative amounts of the investment sought by each. If the portion of the investment allocable to a particular investment program would be too small for it to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints (such as REIT qualification or exclusion from regulation under the Investment Company Act) or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

To equitably allocate investments that the Manager or Resource America has acquired at varying prices, the Manager and Resource America will allocate the investment so that each investment program will pay approximately the same average price.

The Manager and Resource America may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

The Manager has also instituted policies designed to mitigate potential conflicts of interest between it and us, including:

•	We will not be permitted to invest in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf. The Manager and Resource America will not receive duplicate management fees from any such investment fund or CDO to the extent we invest in it.

•	We will not be permitted to purchase investments from, or sell investments to, the Manager or Resource America, except that we may purchase investments that have been originated by the Manager or Resource America within 60 days before our investment.

•	Any transactions between entities managed by the Manager or Resource America and us must be approved by a majority of our independent directors.

Except as described above or provided for in our management agreement with the Manager and Resource America, we have not adopted a policy that expressly prohibits transactions between us or any of our directors, officers, employees, security-holders or affiliates. However, our code of business conduct and ethics prohibits any transaction that involves an actual or potential conflict except for transactions permitted under guidelines which may be adopted by our Board of Directors. No such guidelines have been adopted as of the date of this report. In addition, our Board of Directors may approve a waiver of the code of ethics and business conduct for a specific transaction, which must be reported to our stockholders to the extent required by applicable law or New York Stock Exchange rule.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. Although approval is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. The Audit Committee anticipates engaging Grant Thornton to review our financial statements for fiscal 2015. If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed by our independent auditors, Grant Thornton LLP, for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2014 and 2013 (including a review of internal controls for December 31, 2014 and 2013 as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q during each of the years then ended were $860,000 and $824,000, respectively.

Audit-Related Fees. The aggregate fees billed by Grant Thornton for audit-related services, principally including consulting on accounting issues, for the years ended December 31, 2014 and 2013 were $93,000 and $62,000, respectively.

Tax Fees. There were $70,500 and $24,000 in fees paid to Grant Thornton for professional services related to tax compliance, tax advice or tax planning for the years ended December 31, 2014 and 2013, respectively.

All Other Fees. We did not incur any fees in 2014 and 2013 for other services not included above.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during the year ended December 31, 2014.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholders who desire to include proposals or director nominations in our 2016 proxy statement must submit such proposals or nominations to our Secretary no later than December 26, 2015. Such items must comply with the eligibility standards promulgated by the SEC.

Also, under our Bylaws, any stockholder who wishes to nominate candidates for election as director or present a proposal at our 2016 annual meeting of stockholders, but not for inclusion in our proxy statement, must deliver written notice to our Secretary no earlier than November 26, 2015 and no later than December 26, 2015. The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from the Secretary.

By order of the Board of Directors,
Michael S. Yecies, Secretary
April 24, 2015

ANNUAL MEETING OF STOCKHOLDERS OF
RESOURCE CAPITAL CORP.
June 3, 2015
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and our 2014 Annual Report are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
00033333333333300100 4
060315
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X
This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed and FOR the ratification of Grant Thornton LLP for the fiscal year ending December 31, 2015. If you do not specify how you want to vote your shares on the proposal concerning other business properly brought before the meeting, your votes will be counted as abstentions.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
1. ELECTION OF DIRECTORS:
FOR AGAINST ABSTAIN
Walter T. Beach
Edward E. Cohen
Jonathan Z. Cohen
Richard L. Fore
William B. Hart
Gary Ickowicz
Steven J. Kessler
Murray S. Levin
P. Sherrill Neff
Stephanie H. Wiggins
2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RESOURCE CAPITAL CORP. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
The undersigned hereby acknowledges receipt of the Resource Capital Corp. Annual Report to Stockholders, Notice of the Resource Capital Corp. Annual Meeting and the Proxy Statement relating thereto.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
Signature of Stockholder Date:
Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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RESOURCE CAPITAL CORP.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RESOURCE CAPITAL CORP.
The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource Capital Corp. held of record by the undersigned on April 17, 2015, at the Annual Meeting of Stockholders of Resource Capital Corp. to be held on Wednesday, June 3, 2015 and at any and all adjournments thereof as follows:
(Continued and to be signed on the reverse side.)
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